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EXHIBIT 99.1



PRESS RELEASE
MARCH 5, 2003

FOR IMMEDIATE RELEASE

SYSTEMONE TECHNOLOGIES ANNOUNCES FIRST AMENDMENT TO REVOLVING CREDIT LOAN AGREEMENT

MIAMI, March 5, 2003 -- SystemOne Technologies Inc. (OTCBB:STEK.OB) (the "Company") today announced that the Company and Hansa Finance Limited Liability Company, the lender under the Company's Revolving Credit Loan Agreement dated November 30, 2000 have amended the agreement effective February 15, 2003. The amendment extends the maturity date of the revolving credit loan issued thereunder from May 30, 2003 to May 30, 2005.

Paul I. Mansur, the Company's Chief Executive Officer, stated that, "The extension of the maturity date of the Company's senior revolver together with the completion of the exchange of the Company's outstanding indebtedness which was completed in December, 2002, significantly improve the Company's financial position and financial flexibility. With the amendment and exchange concluded, we can focus all our efforts on manufacturing to meet increasing contracted orders during the remainder of 2003 and the planned launch of our new products and international markets.."

Founded in 1990, the Company designs, manufactures, sells and supports a full range of self contained, recycling industrial parts washing products for use in the automotive, aviation, marine and general industrial markets. The Company has been awarded eleven patents for its products which incorporate innovative, proprietary resource recovery and waste minimization technologies. The Company is headquartered in Miami, Florida.

This press release contains forward-looking statements regarding future events and the future performance of SystemOne Technologies Inc. that involves risks and uncertainties that could cause actual events to differ materially including, Safety-Kleen's ability to fully perform its obligations under the marketing agreement, the acceptance of the Company's products by Safety-Kleen's customers, the ability of the Company to successfully distribute its products in international markets and commercialize new products under development, as well as other factors discussed in the Company's Annual Report on Form 10-KSB as well as other documents that SystemOne Technologies files from time to time with the Securities and Exchange Commission that could cause its results to differ from its current expectations.


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